UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2024 (December 9, 2024)

CELANESE CORPORATION

 (Exact name of registrant as specified in its charter)

Delaware	001-32410	98-0420726
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 West Las Colinas Blvd. Suite 900N, Irving, TX 75039

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (972) 443-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	CE	The New York Stock Exchange
1.250% Senior Notes due 2025	CE /25	The New York Stock Exchange
4.777% Senior Notes due 2026	CE /26A	The New York Stock Exchange
2.125% Senior Notes due 2027	CE /27	The New York Stock Exchange
0.625% Senior Notes due 2028	CE /28	The New York Stock Exchange
5.337% Senior Notes due 2029	CE /29A	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 9, 2024, Celanese Corporation (the “Company”) announced that the Company’s Board of Directors (the “Board”) appointed Scott A. Richardson as Chief Executive Officer and President of the Company and elected Edward G. Galante, an independent member of the Board, to the position of Chair of the Board, in each case, effective as of January 1, 2025 (the “Transition Date”).

Lori J. Ryerkerk will step down from the Board and no longer serve as Chief Executive Officer and President of the Company, in each case effective immediately prior to the Transition Date.

The Board elected Mr. Richardson to the Board to fill the vacancy created by Ms. Ryerkerk’s departure, also effective as of the Transition Date. Mr. Richardson will not serve on any of the Board’s committees when he begins Board service.

Mr. Richardson has been the Executive Vice President & Chief Operating Officer of the Company since November 2023 after serving as Executive Vice President & Chief Financial Officer of the Company since February 2018. Before that, he was senior vice president of the Engineered Materials business since December 2015, where he had global responsibility for strategy, product and business management, planning and portfolio development, and pipeline management. Previously, Mr. Richardson served as vice president and general manager of the Acetyl Chain since 2011. He has served in several other Celanese roles including global commercial director, Acetyls; manager of Investor Relations; business analysis manager, Acetyls; and business line controller, Polyols and Solvents. Mr. Richardson joined Celanese in 2005. Before joining Celanese, he held various finance, operational and leadership roles at American Airlines. Mr. Richardson earned a Bachelor of Arts degree in Accounting from Westminster College, and a Master of Business Administration from Texas Christian University.

Mr. Richardson, age 48, has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, has no arrangement or understanding between him and any other person pursuant to which he was elected as director required to be disclosed pursuant to Item 401(b) of Regulation S-K, and has no family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K.

Compensatory Arrangements of Certain Officers

On December 9, 2024, the Compensation and Management Development Committee (the “Committee”) of the Board approved Mr. Richardson’s revised compensation terms providing for an annual base salary of $1,150,000 and a 2025 target annual bonus opportunity of 125% of base salary effective as of the Transition Date. His target annual equity grant for fiscal year 2025 will have a grant date value of approximately $7,500,000 to be granted in February 2025, in the form of 70% performance shares (vesting based on performance over a three-year performance period) and 30% non-qualified stock options (vesting in equal annual installments over three years). The Committee also approved changes to Mr. Richardson’s Executive Change in Control Agreement to increase the severance payout from 2.0 to 3.0 times base salary and a computed bonus and update the “Executive’s Incumbent Position” to be that of Chief Executive Officer.

The Company expects to enter into a separation agreement with Ms. Ryerkerk pursuant to which she will receive severance benefits under the Company’s Executive Severance Benefits Plan, her outstanding time-based equity awards will vest and a pro-rata portion of her outstanding performance-based restricted stock units will remain outstanding and eligible to vest based on attainment of the applicable performance goals over the relevant performance periods.

The foregoing summary of the above changes and compensatory arrangements does not purport to be complete and is qualified in its entirety by reference to the full text of the documents, as applicable, copies of which are attached as exhibits hereto.

A copy of the press release announcing the above-referenced matters is furnished as Exhibit 99.1 to this Current Report on Form 8-K (this “Current Report”).

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are being furnished herewith:

Exhibit Number
Description
10.1	Offer Letter, dated December 9, 2024, between Celanese Corporation and Scott A. Richardson
10.2	Amended and Restated Change in Control Agreement between Celanese Corporation and Scott A. Richardson
99.1	Press Release dated December 9, 2024
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELANESE CORPORATION

By:	/s/ Ashley B. Duffie
Name:	Ashley B. Duffie
Title:	Senior Vice President, General Counsel and Corporate Secretary

Date:	December 9, 2024

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